Exhibit 99.1

TouchIT Technologies, Inc. Announces a New CEO, Production Facility Relocation and a Reduction of 22% of the Issued and Outstanding Shares

Symbol	Price	Change
TUCN.OB	0.0295	0.00

Press Release Source: TouchIT Technologies, Inc. On Monday October 24, 2011, 8:00 am EDT

TROY, MI--(Marketwire -10/24/11)- TouchIT Technologies, Inc. (OTC.BB: TUCN.OB - News), a manufacturer of touch-based visual communication products, has announced today that effective immediately, Andi Brabin will take over as the CEO of the Company as Mr. Recep Tanisman retires from the position to concentrate on his other business interests. "It's times of change at TouchIT Technologies," remarked Andi Brabin, newly appointed CEO. "We've many interesting opportunities on the horizon, a strong order book and I am passionate about leading the company forward," he added.

The Company today also announced it has reduced the number of outstanding shares by acquiring 16,110,000 shares, or 22% of the Company's outstanding stock, from Mr. Tanisman in exchange for the Company's assets of the Turkish manufacturing entities. The Company's Turkish manufacturing entities have now been closed. In closing the Turkish subsidiaries, the Company has cleaned up the balance sheet dramatically and by moving production to Taiwan, this allows the Company to benefit from reduced overheads going forward. This results in a new I/O of 52.8m shares. Management believes that this action demonstrates its commitment to the common shareholder to improve and preserve the share structure, thus adding value for all.

"We're excited about the changes and feel they put the Company in a much stronger position to capitalize on the opportunities we have in hand. I'd like to add we're also committed to our investors and are ready to better serve the investment community," concluded Mr. Brabin.

For further details, please contact TouchIT Technologies.

About TouchIT Technologies

TouchIT Technologies is a designer, producer and marketer of touch-based visual communication products. The Company manufactures a large range of touch screen and touch board products containing TouchIT's proprietary technology to suit all types of applications, from small LCD touch-screens to large interactive whiteboard displays and audience response systems, with applications to several industry segments including education, business, and government. Sales Offices have been established in London, UK, County Limerick, Ireland and Troy, Michigan USA. For more information, please visit the Company's Website: www.touchittechnologies.com.

Twitter @touchit_tech
Facebook: http://www.facebook.com/touchittechnologies

Forward Looking Statements

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). TouchIT Technologies, Inc. claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: impact of the company's expansion plan, and new business development success, future financial results, development and acquisition of new product lines, the impact of competitive products or pricing from technological changes, the effect of economic conditions and other uncertainties